Exhibit 6.66

Collectable Consignment Agreement

Key Deal Points:

You have the authority as owner (“Consignor/Seller”) of items in Exhibit A to list the items on Collectable’s platform. You have represented the item (the “Asset(s)) and its condition honestly and accurately to the best of your ability.

You are partnering with Collectable Sports Assets, LLC (“Collectable”) to offer the Asset for sale on our platform with the goal of crowd funding liquidity for the Asset (the “Offering”).

You and Collectable will agree to a price for the Asset (“Consideration”); provided that in the event the parties cannot agree on a price, such price shall be in your sole discretion. The Consideration will consist, in your discretion, of “Cash” (which gets paid after a successful Offering), and/or “Retained Equity” (which allows you to continue to own a percentage of the item(s) listed on the Collectable platform).

Collectable will be the exclusive seller of the Asset for a period of time (ex. 6 months, the “Period”). The exact Period shall be in your discretion. Collectable may, at its sole cost and expense, authenticate, or re-authenticate, any items necessary for SEC approval and to maximize investor security and integrity.

You and Collectable will mutually agree on a secure storage location that meets any and all insurance, protection, and maintenance requirements to protect asset shareholders for the duration the asset is listed on Collectable’s platform; provided that in the event the parties cannot agree on a location for storage, such location shall be in your discretion so long as Collectable’s regulatory and insurance requirements are fully met.

Upon Collectable request and at Collectable’s expense, you will provide Collectable with all necessary documentation to successfully file the Asset(s) with regulatory bodies and pass due diligence. Please see page 4 of this document for a list of the documents we will need.

Your Rights & Obligations:

You will maintain the Asset(s) in a manner consistent with how it was maintained prior to the Period.

During the Period, you will allow Collectable reasonable access, subject your approval (in your sole and absolute discretion) in each instance, to the Asset(s) for the creation of marketing materials; provided that any such use of the materials shall be subject to your approval rights set forth in the Endorsement Agreement (as defined below) or otherwise set forth herein. Nothing contained herein shall be deemed to grant Collectable the right to use the names, logos, nicknames, or other indicia of any third party.

You can determine the exact equity percentage of the asset(s) you would like to retain on Collectable’s platform (“Retained Equity”).

The Results:

Upon completing a successful Offering (“Closing”), you will promptly receive full payment of the Cash within 3 business days of escrow closing, for the percentage of the item(s) you offered on Collectable. Closing is defined as: all the trades and investments are fully settled and secured in Collectable’s escrow account. This typically takes 10 days from IPO completing funding.

If you elected to retain any Equity in the Asset, it will be issued to you by Collectable. If you retain any Equity in the Asset (i.e. Retained Equity), you will continue to possess/hold the asset after Closing.

In the unlikely event the Offering is unsuccessful, you can choose to: (1) buy up the balance of stock through Collectable’s platform and accept the amount raised through the Offering at the close of the Period (2) relist the asset with Collectable under amended acquisition terms, or (3) retain full title to your Asset.

Offering:

The following is a proposed transaction structure, subject to modification with mutual approval of both parties:

1)	You and Collectable will agree to the consignment price of each asset; provided that in the event the parties cannot agree on a price, such price shall be in your sole discretion. This is the proceeds generated for the seller upon successful completion of the offering.

2)	Collectable will add on fees necessary to take this item to market. These fees include:

a)	Broker Dealer & Escrow

b)	Legal

c)	Authentication & Marketing

d)	Offering Expenses (insurance, storage, maintenance, etc)

e)	Acquisition Expenses

f)	Sourcing Fees (5-10% total in each offering)

3)	The consignment value + All Fees = Total Value of the item(s) listed on Collectable for users to purchase.

4)	Collectable will fractionalize item(s). In doing so, Collectable will decide on a price per share and shares outstanding of each item. Users can purchase shares in the item(s) on the Collectable platform.

5)	Once the offering is successfully completed, the seller/consignor will convey good title to the Asset to Collectable (or its designee) and the seller/consignor will receive the proceeds generated within 3 business days); provided that if you retain any Equity in the Asset (i.e. Retained Equity), you will continue to possess/hold the asset after Closing.

Endorsement Agreement:

Collectable Technologies, Inc. and you are parties to an endorsement agreement having an effective date of September 1, 2020 (“Endorsement Agreement”). In the event there are any inconsistency or discrepancies between this Collectable Consignment Agreement and the Endorsement Agreement, the terms of the Endorsement Agreement shall control.

Collectable shall: (i) furnish you with a copy of all materials utilizing the Asset(s) (“Materials”), as applicable, at least ten (10) business days prior to Collectable’s use thereof; and (ii) not release any such Materials without you written approval, which may not be unreasonably withheld. If you do not explicitly disapprove any proposed Materials within ten (10) business days following receipt, such proposed Materials shall be deemed to be approved.

Upon any termination or expiration hereof, the right to use the Materials shall immediately cease and Collectable shall immediately: (i) cease using the Materials for any purpose whatsoever; and (ii) withdraw the Assets and all existing materials bearing the Materials to the fullest extent practicable, it being understood that some reasonable time may be needed to complete the disengagement with respect to pending offerings.

Other Terms:

COLLECTABLE to produce & develop sufficient marketing materials and content to support the narrative,

history and significance of the Asset.

Collectable shall defend, indemnify, and hold harmless you, your representatives (including, without limitation, Octagon, Inc.), and their respective employees and agents, from and against any and all expenses, costs, damages, claims, and proceedings (including attorneys’ and experts’ fees and court and settlement costs) brought against such parties by a third party (“Third Party Claims”) arising out of: (i) Collectable’s material breach of this agreement and/or the Endorsement Agreement; (ii) the acts and omissions of Collectable and/or its employees, officers, or directors; (iii) the Asset, and (iv) the misuse of the rights granted hereunder by you, except in each case to the extent due to your gross negligence or willful misconduct.

EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS HEREUNDER AND EXCEPT WHERE THIS PROVISION IS PROHIBITED BY LAW, EACH PARTY’S MAXIMUM, AGGREGATE, CUMULATIVE LIABILITY TO THE OTHER RELATING TO THIS AGREEMENT SHALL NOT EXCEED $100,000.

Collectable: (i) acknowledges that your name, image, and likeness and the Assets have special and unique value to you, and your remedies at law may be inadequate; and (ii) agrees that for any breach hereof involving the foregoing, you shall be entitled to injunctive relief, in addition to any other remedies available at law or in equity.

Neither party may grant sublicenses hereunder or otherwise assign any of its rights or obligations hereunder without the express prior written consent of the other party.

Signature Page Follows

CONSIGNOR/SELLER

By:	/s/ OMITTED AS NOT MATERIAL AND COULD CAUSE COMPETITIVE HARM
Name:	OMITTED AS NOT MATERIAL AND COULD CAUSE COMPETITIVE HARM
Date:	11/25/2020

COLLECTABLE SPORTS ASSETS, LLC

By:	/s/ Ezra Levine
Name:	Ezra Levine
Date:	11/25/2020

Exhibit A: Consigned Asset(s)

Description of Goods	Consignment Price	Retained Equity %	Consignment Exclusive Date Range
Basket of Emmitt Smith NEA Jim Thorpe MVP trophies – 2x (each valued at $50,000)	$100,000	70%	11/25/2020 - 06/01/2021
Emmitt Smith 10,000 yards game used jersey	$50,000	70%	11/25/2020 - 06/01/2021